Exhibit 3(i)1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZION OIL & GAS, INC.

The undersigned, John M. Brown, Chief Executive Officer of Zion Oil & Gas, Inc., a Delaware corporation (the “Corporation”) does hereby certify as follows:

1.	The name of the Corporation is Zion Oil & Gas, Inc.

2.	The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 2, 2003.

3.	Pursuant to resolution of its Board of Directors, the 2015 Annual Meeting of the stockholders of said Corporation was duly called and held on June 10, 2015 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the below amendments.

4.	The Company’s common stockholders approved to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, par value $0.01 (“Common Stock”), that the Company is authorized to issue from 100 million to 200 million.

5.	The first paragraph of Paragraph FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The total number of shares of common stock which the Corporation is authorized to issue is 200,000,000 shares of common stock with a par value of $0.01 per share.”

6.	This amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this certificate of amendment has been executed as of this 11th day of June 2015.

Name: John M. Brown
Title: Chief Executive Officer